Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this Current Report of AeroVironment, Inc. on Form 8-K/A of our report dated March 31, 2021 (except for Note 13, as to which the date is April 30, 2021) with respect to our audit of the financial statements of Arcturus UAV, Inc. as of December 31, 2020 and for the year then ended.

/s/ BAKER TILLY US, LLP

Melville, New York

April 30, 2021